Exhibit 99.1

SIGA


Contact:
Dr. Bernard L. Kasten
SIGA Technologies, Inc.
CEO
bkasten@siga.com
(212) 672-9100


                 SIGA ANNOUNCES SUCCESS OF ITS SMALLPOX COMPOUND
                              IN A MONKEYPOX MODEL

New York, October 6, 2005 -- SIGA Technologies, Inc. (NASDAQ: SIGA) today announced that the company's lead smallpox compound, SIGA-246, completely protected golden ground squirrels from lethal doses of monkeypox virus. Monkeypox virus is closely related to human smallpox virus, and causes a similar disease in both monkeys and humans. SIGA-246, administered orally, demonstrated significant antiviral activity against the golden ground squirrel model of monkeypox disease. The study was conducted in the BSL-3 facility at the University of Texas Medical Branch (UTMB). SIGA had announced in October 2004 that it had established the efficacy of SIGA-246 in several mouse models.

"The successful outcome of this study is important," said Dr. Dennis E. Hruby, Chief Scientific Officer of SIGA. "It is the first demonstration of SIGA-246 efficacy against monkeypox in a lethal challenge model using a genetically diverse population of wild rodents."

Smallpox virus is considered one of the most significant threats for use as a biowarfare agent due to the fact that since 1972 people in the United States have not been vaccinated against it. Smallpox is very easily transmitted from person to person, and has high mortality rates (30-60%) with 90% morbidity. Weaponized smallpox virus may have an incubation period as short as 3-7 days. It is classified as a Category A agent by the Center for Disease Control (CDC). Mass immunizations of the general population using the current live vaccines are not recommended. Available vaccines are known to cause complications in certain individuals, including encephalitis, myocarditis, disseminated vaccinia virus infection, and death. At present there is no treatment for smallpox that can be safely administered to the general population without significant risk of adverse reactions.

SIGA's CEO Dr. Bernard L. Kasten stated, "The results of this study demonstrate that SIGA-246 is an orally active compound that can prevent the systemic spread of monkeypox virus. The drug performance continues to be very promising as we expedite its development."

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential to become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. In addition to smallpox, SIGA also has antiviral programs targeting other Category A pathogens which cause hemorrhagic fevers. Included are the arenaviruses (Lassa Fever Virus, Junin, Macupo, Guanarito, and Sabia), Lymphocytic choriomeningitis virus
(LCMV), Dengue, and the filoviruses, Ebola and Marburg. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking statements

This Press Release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, and (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection, for its products and (f) unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as to the date they are made and except for our obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise.

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